Exhibit 10.4

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

     Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:                               , 200___

Name of Holder:

Holder’s Social Security Number:           -          -

Number of Performance Shares Covered by Grant:

     This Performance Share grant is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to the Corporate Secretary. You should carefully review the Plan, and the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Company:	(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Performance Shares Transferability	This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”). Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting	The Performance Shares shall vest as follows: (i) ___percent (___%) of the total number of Performance Shares granted hereunder shall vest for each ___percent (___%) increase in free cash flow per share (“FCFPS”) (as defined in the Company’s most recent annual report and on a trailing twelve month basis, calculated quarterly) over FCFPS in the trailing twelve month period ended September 30, 2004 of $0.82 per share (you will be ___ (___%) vested in the Performance Shares if there has been a ___ percent increase in FCFPS over FCFPS in the trailing twelve month period ended September 30, 2004); (ii) ___ percent (___%) of the total number of Performance Shares granted hereunder shall vest for each ___% increase of the total royalty ounces in reserve (as determined below) on a per share of Stock basis for any annual reporting period over total royalty ounces in reserve on a per share of Stock basis of 0.0234 ounces per share at the Grant Date; and (iii) one hundred percent (100%) of all unvested Performance Shares granted hereunder shall vest when and if the market capitalization of the Company (calculated by multiplying (A) the number of outstanding shares of Stock by (B) the fair market value of a share of Stock on such date, such fair market value to be equal to the closing price of Stock on such date as quoted on the Nasdaq Stock Market and listed by the Nasdaq Corporate Services Network on its webpage (www.nasdaq.net)) is equal to or greater than $___for five (5) consecutive days that the Nasdaq Stock Market is open for the transaction of business. The vesting thresholds set forth in subsections (i) — (iii) above are separate and independent thresholds that will each result in vesting; all three (3) thresholds need not be met for vesting to occur. For purposes of the forgoing vesting rules, total royalty ounces in reserve shall equal the sum of the royalty ounces in reserve for each royalty owned by the Company, each calculated by multiplying (C) times (D) where (C) equals the total ounces of gold (attributable to the

Royal Gold royalty) in reserve as reported by the operator (if a royalty is for a metal other than gold, for purposes of this calculation, the total reserve of such metal shall be adjusted to a proportionate number of ounces of gold, based on the price of such metal to the price of gold at the time of such determination) and (D) equals the applicable royalty rate at the time of such calculation. Notwithstanding the foregoing vesting rules, if you incur an Involuntary Termination in connection with a Corporate Transaction, you shall be one hundred percent (100%) vested in the Performance Shares as of the date of such Involuntary Termination.

For this purpose, Involuntary Termination in connection with a Corporate Transaction means a termination of your Service during the one year period commencing with a Corporate Transaction by reason of:

(a) your involuntary discharge by the Company for reasons other than Cause; or

(b) your voluntary resignation from the Company following (i) a material adverse change in your title or responsibilities with the Company, (ii) a material reduction in your base salary or (iii) receipt of notice that your principal workplace will be relocated by more than 50 miles.

The Compensation, Nominating and Corporate Governance Committee has the sole authority to determine whether the vesting thresholds set forth above have been achieved and shall have the authority to make adjustments to such thresholds for unusual or non-recurring events. Further, the Committee shall determine if you have incurred an Involuntary Termination and whether or not such Involuntary Termination was in connection with a Corporate Transaction. Any such determinations shall be made in the sole discretion of the Committee.

The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares. You may not vest in more than the number of Performance Shares covered by this grant.

Except as may be provided in an applicable employment agreement between you and the Company or an Affiliate, no additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested by the fifth anniversary of the Grant Date will be forfeited.

Delivery of Stock Pursuant to Vested Performance Shares	A certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on or immediately after you have vested is in such Performance Shares provided, that, if vesting occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of such shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction.

Forfeiture of Unvested Performance Shares	In the event that your Service terminates for any reason, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate and except as provided above in the case of an Involuntary Termination in connection with a Corporate Transaction, you will forfeit all of the Performance Shares that have not yet vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Performance Shares unless and until the Stock relating to the Performance Shares has been delivered to you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Performance Shares covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Performance Shares. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Stock Ownership Requirements	You are required to continue to hold ___percent (___%) of the shares of Stock acquired pursuant to this Performance Share grant (such ___% to be determined after reducing the shares of Stock covered by this grant by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant) until the number of shares of Stock owned by you equals or exceeds ___.

     This Performance Share grant is subject to all of the terms and conditions described above and in the Plan.

5